Exhibit 99.1

The Middleby Corporation Reports Fourth Quarter and Full Year Results

ELGIN, Ill.--(BUSINESS WIRE)--March 1, 2016--The Middleby Corporation (NASDAQ: MIDD), a leading worldwide manufacturer of equipment for the commercial foodservice, food processing, and residential kitchen industries, today reported net sales and earnings for the fourth quarter and full fiscal year ended January 2, 2016. Net earnings for the fourth quarter were $50,287,000 or $0.88 diluted earnings per share on net sales of $534,707,000 as compared to the prior year fourth quarter net earnings of $51,749,000 or $0.91 diluted earnings per share on net sales of $434,995,000. Net earnings for the fiscal year ended January 2, 2016 were $191,610,000 or $3.36 diluted earnings per share on net sales of $1,826,598,000 as compared to net earnings of $193,312,000 or $3.40 diluted earnings per share on net sales of $1,636,538,000 in the prior year.

2015 Fourth Quarter and Full Year Financial Highlights

  Net sales increased 22.9% in the fourth quarter and 11.6% for the full fiscal year of 2015 over the comparative prior year periods. Sales related to recent acquisitions added 28.5% in the fourth quarter and 14.1% for the year offset by the impact of foreign exchange rates on foreign sales translated into U.S. Dollars, which reduced net sales by approximately 2.8% during the fourth quarter and 3.0% during the full fiscal year of 2015. Excluding the impact of acquisitions and foreign exchange, sales decreased 2.8% during the fourth quarter and 0.4% for the full year.
  Net sales at the company’s Commercial Foodservice Equipment Group decreased 0.5% in the fourth quarter and increased 7.7% for the full fiscal year of 2015 over the comparative 2014 periods. During fiscal 2014, the company completed the acquisition of Concordia. During fiscal 2015, the company completed the acquisitions of Desmon, Goldstein Eswood, Marsal and Induc. Excluding the impact of these acquisitions, sales decreased 4.4% in the fourth quarter, or 1.6% on a constant currency basis and increased 3.6%, or 6.3% on a constant currency basis for the full year. The fourth quarter of 2015 was comprised of a thirteen week period in comparison to fourteen weeks in the prior year quarter, resulting in comparatively lower sales.
  Net sales at the company’s Food Processing Equipment Group decreased 0.3% in the fourth quarter and 7.8% for the full fiscal year of 2015 as compared to 2014. During fiscal 2014, the company completed the acquisition of PES. During fiscal 2015, the company completed the acquisition of Thurne. Excluding the impact of these acquisitions, sales decreased by 4.0% in the fourth quarter, or increased 0.5% on a constant currency basis and decreased 13.7% for the full year, or 8.3% on a constant currency basis. Despite the decline in sales, the backlog at this segment increased from $67.7 million at the end of 2014 to $108.5 million at the end of 2015.
  Net sales at the company’s Residential Kitchen Equipment Group increased 139.8% in the fourth quarter and 49.7% for the full fiscal year of 2015 as compared to 2014. During fiscal 2014, the company completed the acquisition of U-Line. During fiscal 2015, the company completed the acquisitions of AGA and Lynx. Excluding the impact of these acquisitions, sales decreased by 11.9% in the fourth quarter, or 10.9% on a constant currency basis and decreased 12.7% for the full year, or 11.6% on a constant currency basis. The decline in revenues reflects lower sales at Viking due in part to disruption from recent product recalls.
  Gross profit in the fourth quarter increased to $198.9 million from $169.1 million, reflecting the impact of higher sales volumes, offset by the impact of foreign exchange rates. The gross margin rate decreased from 38.9% to 37.2%. For the full fiscal year of 2015, gross profit increased to $706.5 million from $640.6 million and the gross margin rate decreased from 39.1% to 38.7%. The gross margin rate for both the quarter and year were impacted by lower gross margins at the recent acquisition of AGA. Excluding the impact of AGA the gross margin rate would have increased to 39.9% for the 2015 fourth quarter and 39.5% for the year, reflecting improved margins at the Food Processing Equipment Group and Residential Kitchen Equipment Group associated with the benefit of continued integration initiatives.
  Operating income decreased to $72.6 million from $82.3 million in the prior year quarter and increased for the full fiscal year of 2015 to $302.6 million from $300.4 million in the prior year. Operating income included $16.9 million of restructuring costs in the fourth quarter and $28.8 million for the full year primarily associated with cost reduction initiatives related to AGA and integration of the Viking Distributors acquired in 2013 and 2014. Additionally, the prior year operating income included a $6.5 million gain from a settlement related to a patent infringement litigation.
  Non-cash expenses during the fourth quarter of 2015 amounted to $24.0 million, including $11.7 million of depreciation, $8.1 million of intangible amortization and $4.2 million of share based compensation. Non-cash expenses for the full fiscal year of 2015 amounted to $68.8 million including $25.5 million of depreciation, $27.4 million of intangible amortization and $15.9 million of share based compensation.
  The provision for income taxes in the fourth quarter amounted to $19.1 million at a 27.5% effective rate in comparison to $25.0 million at a 32.6% effective rate in the prior year quarter. For the full fiscal year of 2015, the provision for income taxes amounted to $89.6 million at a 31.9% effective rate in comparison to $87.5 million at a 31.2% effective rate in the prior year.
  Net earnings per share amounted to $0.88 in the fourth quarter as compared to $0.91 in the prior year quarter and $3.36 for the full year in 2015 as compared to $3.40 in 2014. The AGA acquisition, inclusive of restructuring charges, was dilutive to earnings per share by $(0.28) in the fourth quarter and $(0.27) for the full year.
  Operating cash flows amounted to $82.0 million during the fourth quarter and $249.6 million for the full fiscal year of 2015. In comparison, operating cash flows for the full year increased from $233.9 million in the prior year.
  Total debt at the end of 2015 fiscal fourth quarter amounted to $766.1 million as compared to $754.9 million at the end of the third quarter and $598.2 million at the end of fiscal 2014. The increase in debt from the prior year reflects funding of $348.6 million of acquisition investments during 2015.

Selim A. Bassoul Chairman and Chief Executive Officer, commented, “We realized solid sales growth at the Commercial Foodservice Equipment Group in 2015 as we continued to increase our business with chain restaurant customers adopting our new and innovative technologies. We also continued to realize growth in international markets despite challenging market and currency conditions. Profitability within this segment continued to remain strong, while integrating four businesses acquired in 2015. These acquisitions of Desmon, Marsal, Goldstein and Induc, further added to our portfolio of leading brands, our lineup of innovative technologies, and our global footprint.”

“We realized strong order rates at the Food Processing Equipment Group during the year and the backlog increased by approximately 60% in comparison to the prior year end. We continue to see strong demand for our innovative equipment solutions and a continued pipeline of projects moving into 2016. We made significant improvement in profitability at this segment over the past two years with EBITDA margin exceeding 25% in 2015 and now comparable to those of the foodservice segment,” said Mr. Bassoul.

Mr. Bassoul added, “At our Residential Kitchen Equipment Group, we continue to face the impact of a recent product recall that was inherited from the previous ownership of Viking. Despite this continuing impact, we remain excited about the prospects of the new product introductions we have launched in 2014 and 2015. We have redesigned every product line, including the development of a complete new offering of refrigeration, and have made significant investments to enhance product quality and service. We are starting to regain the confidence of builders and Viking is again being specified into new construction projects. We received excellent response to the new Viking product lineup at the recent Kitchen and Bath Industry Show (“KBIS”) and received the People’s Choice Award. We also continued to implement profit improvements within this segment, including the integration efforts related to the residential distribution operations acquired in 2013 and 2014.”

Mr. Bassoul, concluded “The recent acquisition of AGA Rangemaster Group plc and its related portfolio of premium residential brands, including AGA, Rangemaster, La Cornue, Marvel, Mercury, Falcon, Rayburn, Stanley, Grange and Fired Earth has been very positive. This acquisition significantly expands the scope of our Residential Kitchen Equipment Group. We are pleased with the initial progress of integration efforts in connection with AGA. Fourth quarter restructuring charges reflect the costs associated with initiatives to reduce expenses and improve efficiencies at this acquired business. We expect these costs savings to largely benefit the second half of 2016 and are anticipated to exceed $20 million annually.”

Conference Call

A conference call will be held at 10:00 a.m. Central time on March 2, 2016 and can be accessed by dialing (888) 391-6937 and providing conference code 58225073# or through the investor relations section of The Middleby Corporation website at www.middleby.com. An audio replay of the call will be available approximately one half hour after its completion and can be accessed by calling (855) 859-2056 and providing code 58225073#.

Statements in this press release or otherwise attributable to the company regarding the company's business which are not historical fact are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company cautions investors that such statements are estimates of future performance and are highly dependent upon a variety of important factors that could cause actual results to differ materially from such statements. Such factors include variability in financing costs; quarterly variations in operating results; dependence on key customers; international exposure; foreign exchange and political risks affecting international sales; changing market conditions; the impact of competitive products and pricing; the timely development and market acceptance of the company's products; the availability and cost of raw materials; and other risks detailed herein and from time-to-time in the company's SEC filings.

The Middleby Corporation is a global leader in the foodservice equipment industry. The company develops, manufactures, markets and services a broad line of equipment used in the commercial foodservice, food processing, and residential kitchen equipment industries. The company's leading equipment brands serving the commercial foodservice industry include Anets®, Beech®, Blodgett®, Blodgett Combi®, Blodgett Range®, Bloomfield®, Britannia®, Carter-Hoffmann®, Celfrost®, Concordia®, CookTek®, CTX®, Desmon®, Doyon®, Eswood®, FriFri®, Giga®, Goldstein®, Holman®, Houno®, IMC®, Induc®, Jade®, Lang®, Lincat®, MagiKitch'n®, Market Forge®, Marsal®, Middleby Marshall®, MPC©, Nieco®, Nu-Vu®, PerfectFry®, Pitco Frialator®, Southbend®, Star®, Toastmaster®, TurboChef®, Wells® and Wunder-Bar®. The company’s leading equipment brands serving the food processing industry include Alkar®, Armor Inox®, Auto-Bake®, Baker Thermal Solutions®, Cozzini®, Danfotech®, Drake®, Maurer-Atmos®, MP Equipment®, RapidPak®, Spooner Vicars®, Stewart Systems® and Thurne®. The company’s leading equipment brands serving the residential kitchen industry include AGA®, AGA Cookshop®, Brigade®, Divertimenti®, Falcon®, Fired Earth®, Grange®, Heartland®, La Cornue®, Leisure Sinks®, Lynx®, Marvel®, Mercury®, Rangemaster®, Rayburn®, Redfyre®, Sedona®, Stanley®, Turbochef®, U-Line® and Viking®.

The Middleby Corporation was named a Fortune Magazine’s Fastest Growing Company in 2014 and 2015. For more information about The Middleby Corporation and the company brands, please visit www.middleby.com.

THE MIDDLEBY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Amounts in 000’s, Except Per Share Information)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	4th Qtr, 2015	4th Qtr, 2014	4th Qtr, 2015	4th Qtr, 2014
Net sales	$534,707	$434,995	$1,826,598	$1,636,538
Cost of sales	335,835	265,940	1,120,093	995,953

Gross profit	198,872	169,055	706,505	640,585

Selling & distribution expenses	56,435	45,500	193,353	182,578
General & administrative expenses	52,873	38,292	181,795	157,016
Restructuring expenses	16,931	2,968	28,754	7,078
Gain on litigation settlement	-	-	-	(6,519)

Income from operations	72,634	82,295	302,603	300,432

Interest expense and deferred
financing amortization, net	4,946	3,541	16,967	15,592
Other (income) expense, net	(1,666)	1,997	4,469	4,050

Earnings before income taxes	69,354	76,757	281,167	280,790

Provision for income taxes	19,067	25,008	89,557	87,478

Net earnings	$50,287	$51,749	$191,610	$193,312

Net earnings per share:

Basic	$0.88	$0.91	$3.36	$3.41

Diluted	$0.88	$0.91	$3.36	$3.40
Weighted average number shares:

Basic	56,963	56,866	56,951	56,764

Diluted	57,047	56,935	56,973	56,784

THE MIDDLEBY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in 000’s)
(Unaudited)

	Jan 2, 2016	Jan 3, 2015
ASSETS

Cash and cash equivalents	$55,528	$43,945
Accounts receivable, net	282,534	229,875
Inventories, net	354,150	255,776
Prepaid expenses and other	39,801	27,980
Prepaid taxes	11,426	5,538
Current deferred tax assets	51,723	51,017
Total current assets	795,162	614,131

Property, plant and equipment, net	199,750	129,697

Goodwill	983,339	808,491
Other intangibles, net	749,430	492,031
Long-term deferred tax assets	11,438	2,925
Other assets	22,032	18,856

Total assets	$2,761,151	$2,066,131

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current maturities of long-term debt	$32,059	$9,402
Accounts payable	157,758	98,327
Accrued expenses	320,154	220,585
Total current liabilities	509,971	328,314

Long-term debt	734,002	588,765
Long-term deferred tax liability	113,010	88,800
Accrued pension benefits	207,564	21,140
Other non-current liabilities	29,774	32,352

Stockholders’ equity	1,166,830	1,006,760

Total liabilities and stockholders’ equity	$2,761,151	$2,066,131

CONTACT:
The Middleby Corporation
Darcy Bretz, (847) 429-7756
Investor and Public Relations
or
Tim FitzGerald, (847) 429-7744
Chief Financial Officer